Exhibit 99.1

SuRo Capital Corp. Fourth Quarter and Fiscal Year 2022

Preliminary Investment Portfolio Update

Net Asset Value Anticipated to be $7.15 to $7.65 Per Share

NEW YORK, NY, January 17, 2023 (GLOBE NEWSWIRE) – SuRo Capital Corp. (“SuRo Capital”, the “Company”, “we”, “us”, and “our”) (Nasdaq: SSSS) today provided the following preliminary update on its investment portfolio for the fourth quarter and fiscal year ended December 31, 2022.

“2022 has been well documented as one of the worst years for equity markets in decades. However, as we move into the new year with approximately $125 million of investable capital, we stand ready to continue investing in both primary and secondary opportunities for later-stage, high-growth companies at what we believe will be compelling valuations. To that end, during the fourth quarter of 2022, we completed a $10 million primary investment in Locus Robotics Corp., a leader in autonomous mobile robots (AMR) for fulfillment and distribution warehouses," said Mark Klein, Chairman and Chief Executive Officer of SuRo Capital.

Klein concluded, “Based on information presently available, for the quarter and year ended December 31, 2022, we anticipate SuRo Capital’s net asset value to be approximately $7.15 to $7.65 per share.”

As previously reported, SuRo Capital’s net assets totaled approximately $221.8 million, or $7.83 per share, at September 30, 2022, and approximately $364.8 million, or $11.72 per share at December 31, 2021. As of December 31, 2022, SuRo Capital’s net asset value is estimated to be between $7.15 to $7.65 per share.

As of December 31, 2022, there were 28,429,499 shares of the Company’s common stock outstanding.

Investment Portfolio Update

As of December 31, 2022, SuRo Capital held positions in 39 portfolio companies – 33 privately held and 6 publicly held, some of which may be subject to certain lock-up provisions.

During the three months ended December 31, 2022, SuRo Capital made the following investments:

Portfolio Company	Investment	Transaction Date	Amount
Locus Robotics Corp.	Series F Preferred	11/30/2022	$10.0 million
YouBet Technologies Inc. (d/b/a FanPower) (1)	Series Seed-2 Preferred	11/17/2022	$ 250,000

(1)	Represents a follow-on investment made through SuRo Capital Sports, LLC.

During the three months ended December 31, 2022, SuRo Capital exited or received proceeds from the following investments:

Portfolio Company	Transaction Date	Shares Sold	Average Net Share Price(1)	Net Proceeds	Realized Gain/(Loss)
Kahoot! ASA (2)	10/19/2022	61,367	$2.12	$0.1 million	($0.2 million)
NewLake Capital Partners, Inc.(3)	Various	2,375	$17.86	<$0.1 million	<($0.1 million)
Rent the Runway, Inc.(4)	Various	150,000	$2.96	$0.4 million	($1.8 million)
Residential Homes For Rent, LLC (d/b/a Second Avenue)(5)	Various	N/A	N/A	$0.3 million	$-
Rover Group, Inc.(6)	Various	106,854	$3.93	$0.4 million	$0.1 million

(1)	The average net share price is the net share price realized after deducting all commissions and fees on the sale(s), if applicable.
(2)	As of December 31, 2022, SuRo Capital held 38,305 remaining Kahoot! ASA public common shares.
(3)	As of December 31, 2022, SuRo Capital held 229,758 remaining NewLake Capital Partners, Inc. public common shares.
(4)	As of December 31, 2022, SuRo Capital held 79,191 remaining Rent the Runway, Inc. public common shares.
(5)	During the three months ended December 31, 2022, approximately $0.3 million was received from Residential Homes For Rent, LLC (d/b/a Second Avenue) related to the 15% term loan due December 23, 2023. Of the proceeds received, approximately $0.3 million repaid a portion of the outstanding principal and the remaining was attributed to interest.
(6)	As of October 11, 2022, SuRo Capital had sold its remaining public common shares of Rover Group, Inc.

Subsequent to year-end, through January 16, 2023, SuRo Capital made the following follow-on investments:

Portfolio Company	Investment	Transaction Date	Amount
Orchard Technologies, Inc.	Series 1 Senior Preferred	1/13/2023	$2.0 million

Subsequent to year-end, through January 16, 2023, SuRo Capital exited the following investments:

Portfolio Company	Transaction Date	Shares Sold	Average Net Share Price(1)	Net Proceeds	Realized Loss
Kahoot! ASA (2)	1/4/2023	25,000	$2.01	$0.1 million	($0.1 million)
Rent the Runway, Inc.(3)	1/4/2023	79,191	$3.05	$0.2 million	($1.0 million)

(1)	The average net share price is the net share price realized after deducting all commissions and fees on the sale(s), if applicable.
(2)	As of January 16, 2023, SuRo Capital held 13,305 remaining Kahoot! ASA public common shares.
(3)	As of January 4, 2023, SuRo Capital had sold its remaining public common shares of Rent the Runway, Inc.

Preliminary Estimates and Guidance

The preliminary financial estimates provided herein are unaudited and have been prepared by, and are the responsibility of, the management of SuRo Capital. Neither our independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data included herein. Actual results may differ materially.

The Company expects to announce its fourth quarter and fiscal year ended December 31, 2022 results in March 2023.

Forward-Looking Statements

Statements included herein, including statements regarding SuRo Capital's beliefs, expectations, intentions, or strategies for the future, may constitute "forward-looking statements". SuRo Capital cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements. All forward-looking statements involve a number of risks and uncertainties, including the impact of the COVID-19 pandemic and any market volatility that may be detrimental to our business, our portfolio companies, our industry, and the global economy, that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. Risk factors, cautionary statements, and other conditions which could cause SuRo Capital's actual results to differ from management's current expectations are contained in SuRo Capital's filings with the Securities and Exchange Commission. SuRo Capital undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

About SuRo Capital Corp.

SuRo Capital Corp. (Nasdaq: SSSS) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. The fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. SuRo Capital is headquartered in New York, NY and has offices in San Francisco, CA. Connect with the company on Twitter, LinkedIn, and at www.surocap.com.

Contact

SuRo Capital Corp.

(212) 931-6331

IR@surocap.com